Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Equity Index Underlying Supplement, Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 18, 2023

PRICING SUPPLEMENT dated             , 2023

(To Equity Index Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021 and

Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce $ Senior Global Medium-Term Notes Autocallable Russell 2000® Index-Linked Notes due

The notes do not bear interest. The notes will mature on the stated maturity date (expected to be the second scheduled business day after the determination date) unless they are automatically called on either call observation date (expected to be approximately 13 months and 26 months after the trade date, respectively). Your notes will be automatically called on a call observation date if the closing level of the Russell 2000® Index (the “underlier”) on such date is greater than or equal to the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the underlier on that date), resulting in a payment on the corresponding call payment date equal to the principal amount of your notes times (i) between 111.73% and 113.76% with respect to the first call observation date and (ii) between 123.46% and 127.52% with respect to the second call observation date.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date is based on the performance of the underlier as measured from the trade date to and including the determination date (expected to be between 38 and 41 months after the trade date).

At maturity, if the final underlier level on the determination date is greater than or equal to the initial underlier level, the return on your notes will be positive and you will receive the maximum settlement amount (expected to be between $1,351.90 and $1,412.80 for each $1,000 principal amount of your notes). If the final underlier level is less than the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes.

The return on your notes is capped. The maximum payment you could receive for each $1,000 principal amount of your notes is expected to be between $1,117.30 and $1,137.60 if your notes are automatically called on the first call observation date, between $1,234.60 and $1,275.20 if your notes are automatically called on the second call observation date, and between $1,351.90 and $1,412.80 if your notes are not automatically called.

If your notes are not automatically called on either call observation date, we will calculate the underlier return to determine your payment at maturity, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•	if the underlier return is positive or zero (i.e. the final underlier level is greater than or equal to the initial underlier level), the maximum settlement amount of between $1,351.90 and $1,412.80; or
•	if the underlier return is negative (i.e. the final underlier level is less than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000. This amount will be less than $1,000 and may be zero.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PRS-8 of this Pricing Supplement and “Risk Factors” beginning on page S-1 of the accompanying Underlying Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is expected to be between $938.60 and $958.60 per note. The estimated value is expected to be less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000.00	100.00%	Up to 2.81%	At least 97.19%
Total	$	$	$	$

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the Prospectus). The notes will not be listed on any U.S. securities exchange.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially. We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about            ,            2023 against payment in immediately available funds.

CIBC Capital Markets

Autocallable Russell 2000® Index-Linked Notes due

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated September 2, 2021 (the “Prospectus”), the Prospectus Supplement dated September 2, 2021 (the “Prospectus Supplement”) and the Equity Index Underlying Supplement dated September 2, 2021 (the “Underlying Supplement”), each relating to our Senior Global Medium-Term Notes, for additional information about the notes. Information in this Pricing Supplement supersedes information in the accompanying Underlying Supplement, Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the accompanying Underlying Supplement, Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying Supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

•	Prospectus Supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

PRS-1

Autocallable Russell 2000® Index-Linked Notes due

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Terms used but not defined in this Pricing Supplement have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. This section is meant as a summary and should be read in conjunction with the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. This Pricing Supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Underlier: The Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by FTSE Russell

Specified currency: U.S. dollars (“$”)

Principal amount: Each note will have a principal amount of $1,000; $             in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date.

Minimum investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than principal amount: The amount we will pay you on a call payment date or the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to principal amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at principal amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on either call payment date): If your notes are automatically called on a call observation date because the closing level of the underlier on such day is greater than or equal to the call level, for each $1,000 principal amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date

Cash settlement amount (on the stated maturity date): If your notes are not automatically called, for each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount;

•	if the final underlier level is less than the initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000. In this case, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount

Call premium amounts (to be set on the trade date): (i) Expected to be between 11.73% and 13.76% with respect to the first call observation date and (ii) expected to be between 23.46% and 27.52% with respect to the second call observation date

Maturity date premium amount (to be set on the trade date): Expected to be between 35.19% and 41.28%

Call level: 100% of the initial underlier level with respect to each call observation date

Initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the underlier on that date):

Final underlier level: The closing level of the underlier on the determination date

Underlier return: The quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a positive or negative percentage

Call observation dates (to be set on the trade date): expected to be approximately 13 months and 26 months after the trade date, respectively, each subject to adjustment as described under “Certain Terms of the Notes—Valuation Dates” in the accompanying Underlying Supplement.

Call payment dates (to be set on the trade date): expected to be the second scheduled business day after the corresponding call observation date, each subject to adjustment as described under “Certain Terms of the Notes—Interest

PRS-2

Autocallable Russell 2000® Index-Linked Notes due

Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Underlying Supplement.

Trade date:          , 2023

Original issue date (settlement date) (set on the trade date): Expected to be the fifth scheduled business day following the trade date

Determination date (set on the trade date): A specified date that is expected to be between 38 and 41 months following the trade date, subject to adjustment as described under “Certain Terms of the Notes—Valuation Dates” in the accompanying Underlying Supplement.

Stated maturity date (set on the trade date): A specified date that is expected to be the second scheduled business day following the determination date, subject to adjustment as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Underlying Supplement.

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•	a suspension, absence or material limitation of trading in underlier stocks (as defined below) constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the accompanying Underlying Supplement.

The following events will not be market disruption events with respect to the underlier:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock, or on which option or futures contracts, if available, relating to the underlier or to any underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or to any underlier stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that underlier stock or those contracts, or

•	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that underlier stock or those contracts in that market.

Closing level: As described under “Certain Terms of the Notes –– Certain Definitions –– Closing Level” in the accompanying Underlying Supplement

No listing: The offered notes will not be listed on any securities exchange

Calculation agent: Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you

CUSIP / ISIN: 13607XMC8 / US13607XMC82

PRS-3

Autocallable Russell 2000® Index-Linked Notes due

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this Pricing Supplement, all references to each of the following terms used in the accompanying Underlying Supplement will be deemed to refer to the corresponding term used in this Pricing Supplement, as set forth in the table below:

Underlying Supplement Term	Pricing Supplement Term

Final Valuation Date	determination date

maturity date	stated maturity date

Reference Asset	underlier

Index Sponsor	underlier sponsor

PRS-4

Autocallable Russell 2000® Index-Linked Notes due

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on a call observation date and on the determination date could have on the cash settlement amount on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the underlier level on a call observation date or on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to a call payment date or the stated maturity date as the case may be. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlier and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by CIBC) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Call level on each call observation date	100.00% of the initial underlier level
Hypothetical call premium amounts	11.73% for the first call observation date 23.46% for the second call observation date
Hypothetical maturity date premium amount	35.19%

Neither a market disruption event nor a non-trading day occurs on an originally scheduled call observation date or determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the principal amount and held to a call payment date or the stated maturity date, as the case may be

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the cash settlement amount that we will pay on your notes, if any, on a call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date and may be higher or lower than the actual closing level of the underlier on that date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the cash settlement amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this Pricing Supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

PRS-5

Autocallable Russell 2000® Index-Linked Notes due

Hypothetical Payment on a Call Payment Date

If your notes are automatically called on the first call observation date (i.e., the closing level of the underlier on the first call observation date is greater than or equal to the call level), the cash settlement amount that we would deliver for each $1,000 principal amount of your notes on the corresponding call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the first call observation date were determined to be 130% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 111.73% of the principal amount of your notes or $1,117.30 for each $1,000 of the principal amount of your notes.

If the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., the closing level of the underlier on the first call observation date is less than the call level but the closing level of the underlier on the second call observation date is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 principal amount of your notes on the corresponding call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the second call observation date were determined to be 150% of the initial underlier level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the corresponding call payment date would be 123.46% of the principal amount of your notes or $1,234.60 for each $1,000 of the principal amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on either call observation date (i.e., the closing level of the underlier on each of the call observation dates is less than the call level), the cash settlement amount we would deliver for each $1,000 principal amount of your notes on the stated maturity date will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on either call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Principal Amount)
200.000%	135.190%
175.000%	135.190%
150.000%	135.190%
135.190%	135.190%
125.000%	135.190%
120.000%	135.190%
110.000%	135.190%
100.000%	135.190%
90.000%	90.000%
85.000%	85.000%
70.000%	70.000%
65.000%	65.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

PRS-6

Autocallable Russell 2000® Index-Linked Notes due

If, for example, the notes have not been automatically called on either call observation date and the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes. In addition, if the notes have not been automatically called on either call observation date and the final underlier level were determined to be 175.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 135.190% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the settlement date at the principal amount and held them to maturity, the cash settlement amount will be capped, and you would not benefit from any increase in the final underlier level above the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes prior to a call payment date and the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to a call payment date or the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors— Market Valuation Risks— The market value of the notes will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying Underlying Supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

We cannot predict the actual closing level of the underlier or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to a call payment date and the stated maturity date. The actual amount that you will receive, if any, on a call payment date or at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, call premium amount and maturity date premium amount, which we will set on the trade date, the actual closing level of the underlier on each call observation date and whether the notes are called, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on a call payment date or the stated maturity date may be very different from the information reflected in the table and the examples above.

PRS-7

Autocallable Russell 2000® Index-Linked Notes due

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Structure Risks

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. Assuming your notes are not automatically called on either call observation date, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date (which could be higher or lower than the actual closing level of the underlier on that date) to the closing level on the determination date. If the final underlier level is less than the initial underlier level, you will lose, for each $1,000 of the principal amount of your notes, an amount equal to the product of (i) the underlier return times (ii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to principal amount you paid when you purchased the notes.

Also, the market price of your notes prior to a call payment date or the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before a call payment date or the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May be, Will Be Capped

Regardless of the closing level of the underlier on each of the call observation dates, the cash settlement amount you may receive on a call payment date, if any, is capped. If the closing level of the underlier on a call observation date exceeds the initial underlier level, causing the notes to be automatically called, the cash settlement amount on the applicable call payment date will be capped, and you will not benefit from any increases in the closing level of the underlier above the initial underlier level on either call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 principal amount of your notes will depend on the applicable call premium amount, which will be set on the trade date. If your notes are not automatically called on either call observation date, the cash settlement amount you may receive on the stated maturity date is capped due to the maturity date premium amount.

Your Notes Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your notes on a call payment date, if the closing level of the underlier on the corresponding call observation date is greater than or equal to the call level. Therefore, the term for your notes may be reduced to as short as approximately 13 months after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Call Observation Dates or the Determination Date, as the Case May Be

The cash settlement amount you will receive on a call payment date, if any, will be paid only if the notes are automatically called when the closing level of the underlier on the applicable call observation date is greater than or equal to the initial underlier level. Therefore, the closing level of the underlier on dates other than the call observation dates will have no effect on the determination as to whether the notes are automatically called. In addition, if your notes are not automatically called on either call observation date, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlier on the determination date. Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the call payment dates, the stated maturity date or at other times during the life of your notes may be higher than the closing level of the underlier on the call observation dates or the determination date, you will not benefit from the closing levels of the underlier at any time other than on the call observation dates or on the determination date.

PRS-8

Autocallable Russell 2000® Index-Linked Notes due

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on a call payment date or the stated maturity date, as the case may be, exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

Underlier Risks

An Investment in the Notes is Subject to Risks Associated with Small-Capitalization Companies

The underlier tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the underlier may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the underlier to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in the notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities Are Included in the Underlier

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you on the notes.

We and Our Respective Affiliates Have No Affiliation with the Underlier Sponsor and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The Historical Performance of the Underlier Should Not Be Taken as an Indication of Its Future Performance

The closing level of the underlier will determine the amount to be paid on the notes on a call payment date or at maturity. The historical performance of the underlier does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the level of the underlier will rise or fall during the term of the notes. The level of the underlier will be influenced by complex and interrelated political, economic, financial and other factors.

Conflicts of Interest

Certain Business, Trading and Hedging Activities of Us, the Agent, and Our Other Affiliates May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes

We, the agent, and our other affiliates may engage in trading and other business activities related to the underlier or any securities included in the underlier that are not for your account or on your behalf. We, the agent, and our other affiliates

PRS-9

Autocallable Russell 2000® Index-Linked Notes due

also may issue or underwrite other financial instruments with returns based upon the underlier. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they affect the level of the underlier or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the level of the underlier and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, our other affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, our other affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable on the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect payment on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “Certain Terms of the Notes — Role of the Calculation Agent” in the accompanying Underlying Supplement.

Tax Risks

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. See “Material U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying Underlying Supplement entitled “Material U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section

PRS-10

Autocallable Russell 2000® Index-Linked Notes due

entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

General Risks

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” in the accompanying Prospectus.

The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes is determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to a call payment date or the stated maturity date. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to a call payment date or the stated maturity date.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

PRS-11

Autocallable Russell 2000® Index-Linked Notes due

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount.

PRS-12

Autocallable Russell 2000® Index-Linked Notes due

THE UNDERLIER

The Russell 2000® Index

The underlier is calculated, maintained and published by FTSE Russell. The underlier is designed to track the performance of the small capitalization segment of the U.S. equity market. The underlier is a subset of the Russell 3000® Index and represents approximately 10% of the total market capitalization of that index. The underlier includes approximately 2,000 of the smallest securities in the U.S. equity market.

See “Index Descriptions—The Russell Indices” beginning on page S-31 of the accompanying Underlying Supplement for additional information about the underlier.

In addition, information about the underlier may be obtained from other sources including, but not limited to, FTSE Russell’s website (including information regarding the underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, CIBCWM or any of our other affiliates makes any representation that such publicly available information regarding the underlier is accurate or complete.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in the automatic call of your notes or your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

None of us, CIBCWM or any of our other affiliates makes any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount on a call payment date or at maturity, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from August 16, 2013 through August 16, 2023. On August 16, 2023, the closing level of the underlier was 1,871.519. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the underlier are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the underlier to fewer decimal places.

Historical Performance of the Russell 2000® Index

Source: Bloomberg

PRS-13

Autocallable Russell 2000® Index-Linked Notes due

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

PRS-14

Autocallable Russell 2000® Index-Linked Notes due

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank expects to agree to sell to CIBCWM, and CIBCWM expects to agree to purchase from the Bank, the aggregate principal amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 2.81% of the principal amount. A fee will also be paid to SIMON Markets LLC (“SIMON”), a broker-dealer with no affiliation with us, for services it is providing in connection with this offering. An affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest in SIMON.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on , 2023, which is expected to be the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

PRS-15

Autocallable Russell 2000® Index-Linked Notes due

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by the discussion entitled “Material U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Underlying Supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at redemption or maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the accompanying Underlying Supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

With respect to the discussion in the Underlying Supplement regarding “dividend equivalent” payments, the Internal Revenue Service has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025.

PRS-16

Autocallable Russell 2000® Index-Linked Notes due

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC is a “specified entity” for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis, and an entity in respect of which CIBC is a “specified entity” generally includes (i) an entity that is a specified shareholder of CIBC (as defined above), (ii) an entity in which CIBC (either alone or together with entities with whom CIBC is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-17

Autocallable Russell 2000® Index-Linked Notes due

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement
Page
About this Pricing Supplement	PRS-1
Summary Information	PRS-2
Supplemental Terms of the Notes	PRS-4
Hypothetical Examples	PRS-5
Additional Risk Factors Specific to Your Notes	PRS-8
The Underlier	PRS-13
The Bank’s Estimated Value of the Notes	PRS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-15
United States Federal Income Tax Considerations	PRS-16
Certain Canadian Federal Income Tax Considerations	PRS-17

Equity Index Underlying Supplement dated September 2, 2021

Risk Factors	S-1
Use of Proceeds and Hedging	S-9
Index Descriptions	S-10
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-15
The Hang Seng® Index	S-17
The JPX-Nikkei Index 400	S-19
The MSCI Indices	S-21
The Nasdaq-100® Index	S-26
The Nikkei Stock Average Index	S-29
The Russell Indices	S-31
The S&P®/ASX 200 Index	S-35
The S&P Select Industry Indices	S-38
The S&P Select Sector Indices	S-41
The S&P U.S. Indices	S-45
The Swiss Market Index®	S-50
The TOPIX® Index	S-52
Certain Terms of the Notes	S-54
The Bank’s Estimated Value of the Notes	S-60
Material Canadian Federal Income Tax Consequences	S-61
Material U.S. Federal Income Tax Consequences	S-61

Prospectus Supplement dated September 2, 2021

About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-16
Description of the Notes We May Offer	S-17
Supplemental Plan of Distribution (Conflicts of Interest)	S-48

Prospectus dated September 2, 2021

About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iv
Canadian Imperial Bank of Commerce	iv
Risk Factors	1
Use of Proceeds	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	23
Plan of Distribution (Conflicts of Interest)	33
Certain Considerations for U.S. Plan Investors	37
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	38
Validity of Securities	39
Experts	39

PRS-18

$

Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes Autocallable Russell 2000® Index-Linked Notes due

CIBC Capital Markets